UNITED STATES

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SCHEDULE 14A

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INTERNATIONAL PAPER COMPANY

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[The following letter was sent by International Paper Company to certain institutional holders of International Paper Company common stock beginning April 27, 2007.]

April 27, 2007

Dear Fellow Shareholder:

I am writing to explain why International Paper Company (the “Company”) and our Board of Directors (the “Board”) disagrees with recent voting recommendations from certain shareholder advisory services (the “advisory services”) to withhold your votes for two of our directors, Ms. Martha F. Brooks and Mr. John L. Townsend, III. Ms. Brooks and Mr. Townsend are two of four directors nominated for election at the Company’s Annual Meeting of Shareholders to be held on May 7, 2007.

We believe these withhold vote recommendations are misguided. The advisory services do not challenge the qualifications or the credentials of Ms. Brooks or Mr. Townsend; instead, their recommendations are based on a single governance issue—the classified board. These directors are singled out because they participated in our Board’s decision not to implement a non-binding shareholder proposal to declassify the Board after the proposal received a majority vote at last year’s Annual Meeting.

In our view, the withhold vote recommendations for two highly qualified directors are not only misguided; they threaten the very role we expect our directors to play. We want our directors to exercise their independent judgment; in fact, directors are legally required to make decisions which are in the best interest of the Company and our shareholders. Our Board did exactly what good governance requires in light of the majority vote—we considered whether or not it is in the best interest of the Company and our shareholders to declassify our Board and hold annual elections. Our decision not to declassify was based on many factors, including certain unique circumstances affecting our Company, which I will explain in more detail below. In our view, the fact that Ms. Brooks and Mr. Townsend participated in this decision should not be the basis for withholding your votes. We hope this letter helps you reach the same conclusion.

Our Board’s Position on Classified Boards

Let me turn to the issue at hand. Last year, we received two governance-related shareholder proposals, one to adopt majority voting, and the other to declassify our Board. Both received a majority vote, and after careful consideration, the Board decided to implement majority voting through a by-law amendment, but not to declassify.

Our decision not to declassify was based on a thorough analysis of this issue and reflected our judgment about what is in the best interest of the Company and our shareholders. Before making our decision, we considered the pros and cons of a classified board. As to the advantages, we believe that a classified board enhances a board’s negotiating position to maximize what shareholders would receive if a bidder offered to purchase their company. As to disadvantages, we considered the often-cited argument that a classified board causes directors to become “entrenched” and unresponsive to shareholders. We concluded that our Board is not entrenched. To the contrary, we have a relatively new Board. We’ve adopted majority voting and other sound governance practices, and we’ve taken bold steps to transform the Company to be responsive to shareholders and improve our financial performance.

I’d like to share with you some additional information that further explains why our classified board structure does not diminish our accountability or responsiveness to you.

Our New Board

First and foremost, we have a relatively new Board. The short tenure of most of our directors weighed heavily in our decision, as we concluded that directors serving three-year terms improves Board stability and the continuity of decision-making. In fact, eight of our ten directors have joined our Board in the past three years, filling vacancies created by director retirements. While we have three classes of directors, with three-year terms, our practice of putting new directors up for a vote by shareholders at the first annual meeting following their election to the Board gives you an immediate say on our new directors.

Last year, you were asked to vote for six of our ten directors, including three new directors, Mr. Townsend, Mr. Alberto Weisser and Mr. John Turner. All received more than 93% of votes cast “for” their election. Last year, Mr. Townsend was assigned to Class I, and consequently, he is up for election again this year, together with Ms. Brooks, and two new directors, Mr. David Bronzcek who joined in October 2006 and Ms. Lynn Laverty Elsenhans who joined in March 2007. Including this year’s four nominees, you will have had an opportunity to vote on nine different directors in the course of two Annual Meetings. This is certainly not the profile of an entrenched board.

Board Responsiveness

On Board responsiveness, our actions reflect our commitment to creating shareholder value. In the last two years, our Board has made tough choices to transform the Company. Our strategy—called the Transformation Plan—redeploys more than $11 billion in proceeds from the sale of seven businesses and 6.5 million acres of timberland. With the proceeds, we are returning value to you through a share buy-back program currently underway; we’ve strengthened our balance sheet by reducing debt; we’re improving the performance of our global platform businesses, uncoated paper and packaging, as well as our North American distribution business, with strategic capital investments; and we’re making selective investments in growing markets like China and Brazil. Designed to improve our overall financial performance over several years, execution of our Transformation Plan will continue to require bold, insightful decision-making in an industry that has experienced little change in the past century. There is still more to do, but we are pleased with our results so far. Having a Board with continuity is critical to our success, and that is why this factor also weighed heavily in our decision not to declassify.

Commitment to Sound Corporate Governance

On the governance front, we believe we have been responsive to our shareholders on a wide variety of matters. We have adopted sound governance principles, including our decision in 2006 to adopt a majority voting standard for director elections. We studied this issue carefully following last year’s shareholder proposal that received a majority vote. We decided to amend our by-laws to provide that if a director receives more “withhold” votes than “for” votes, he or she must tender his or her resignation; the Board will then decide whether or not to accept the resignation, and we’ll explain our decision in an 8-K filing with the Securities and Exchange Commission (the “SEC”). This year, we received a shareholder proposal that requested us to amend our certificate of incorporation to further embrace majority voting, and we have endorsed that proposal. And while there is no proposal in this year’s proxy statement to declassify, we will continue to evaluate this issue, and welcome your input.

We take our commitment to sound corporate governance seriously. We have adopted Director Qualification Criteria (which can be found in Appendix A of our 2007 proxy statement), and we follow a comprehensive process to recruit director-candidates who possess the necessary skills and experience to serve on our Board. Similarly, we evaluate our incumbent directors before we nominate them for election by shareholders. Both Ms. Brooks and Mr. Townsend received our strongest endorsement. They are both outstanding directors who are well-respected by their fellow directors and bring unique and valuable expertise to our Board. Ms. Brooks, a director since December 2003, is the chief operating officer of Novelis, Inc., with extensive experience in a global manufacturing business. Mr. Townsend, a director since March 2006, brings sophisticated capital markets experience and industry knowledge to our Board, after more than 20 years with Goldman Sachs & Company. Both are “independent” under SEC rules, New York Stock Exchange Listing Manual standards and our own categorical independence standards. Both also serve on our Audit & Finance Committee and are designated as Audit Committee Financial Experts.

Conclusion

In sum, we do not agree with the advisory services’ recommendations to withhold votes from these two highly qualified directors on the basis of a single issue. With respect to the substantive issue of declassification, we based our decision not only on the economic advantages to shareholders of a classified board, but also on the rather unique circumstances related to our Board’s short tenure and the need for stability and continuity of decision-making. In light of our commitment to sound corporate governance practices, we hope you will agree with our decision. If you disagree, we welcome an opportunity to discuss this issue with you, but respectfully ask that you vote “for” our directors based on their qualifications, contributions to our Board and overall performance.

Thank you for your consideration and for your continued support and interest in International Paper. Please do not hesitate to call me, or Maura Smith, Senior Vice President, General Counsel and Corporate Secretary, or Brian McDonald, Vice President of Investor Relations, if you would like to discuss this matter further with us.

Sincerely,

/s/ John V. Faraci

John V. Faraci

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